Exhibit 99.1

CHAMPION ANNOUNCES RESULTS FOR FIRST QUARTER 2014

Huntington, WV- - Champion Industries, Inc. (OTCQB/CHMP) today announced a net loss from continuing operations of $(630,000) or $(0.06) per share on a basic and diluted basis for the quarter ended January 31, 2014 compared to a net loss from continuing operations of $(3.5) million or $(0.31) per share on a basic and diluted basis for the quarter ended January 31, 2013. The Company reported no results from discontinued operations for the quarter ended January 31, 2014 and net income from discontinued operations for the quarter ended January 31, 2013 of $4,000 or $0.00 on a basic and diluted per share basis.

The reduced loss for 2014 over 2013 was primarily the result of pre-tax non-cash impairment charges associated with goodwill of $2.2 million associated with the printing segment in 2013 and lower interest expense in 2014 due to lower interest rates and lower average borrowings as well as reduced amortization expense associated with debt discount in 2014 compared to 2013.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our statement of operations was favorably impacted by decreased interest expense in the first quarter of 2014. A focus on rebuilding our sales infrastructure and managing our working capital while prudently assessing our existing cost structure will be critical as we progress through the rest of 2014.”

The Company experienced a decrease in sales for the quarter of $2.9 million, or 15.8%, from $18.3 million in 2013 to $15.4 million in 2014. The printing segment of the business reflected a sales decrease of $1.7 million or 15.7%, with the office products and office furniture segment showing an overall sales decrease of $1.1 million, or 15.9%. The sales compression experienced by the Company is due to revenue decreases at most of the Company’s operating divisions driven by certain customer specific turnover, sales and other personnel turnover, the residual impact of various restructuring actions and general market conditions.

At January 31, 2014 the Company had approximately $12.9 million of interest bearing debt.

    Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, River Cities Printing, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); Smith & Butterfield (Indiana) and Champion Graphic Communications (Louisiana).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended January 31,
	2014	2013
Printing	$9,359,000	$11,101,000
Office products & office furniture	6,064,000	7,209,000
Total revenues continuing operations	$15,423,000	$18,310,000

Net (loss) from continuing operations	$(630,000)	$(3,546,000)

Net income from discontinued operations	$-	$4,000

Net (loss)	$(630,000)	$(3,542,000)

Per share data:
Net (loss) from continuing operations
Basic and Diluted	$(0.06)	$(0.31)

Net income from discontinued operations
Basic and Diluted	$-	$-

Total (loss) per common share
Basic and Diluted	$(0.06)	$(0.31)

Weighted average shares outstanding:
Basic and Diluted	11,300,000	11,300,000

	As of January 31, 2014	As of October 31, 2013
	(in millions)

Current assets	$14.7	$16.8
Total assets	$25.0	$27.5
Current liabilities	$9.3	$11.1
Total liabilities	$21.3	$23.2
Shareholders’ equity	$3.7	$4.3

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492